PAGE NO. 30
WAVERLY, INC.

                                  EXHIBIT 99
                                  ----------

                                  WAVERLY, INC.
                              351 West Camden Street
                             Baltimore, Maryland 21201
                                 (410)528-4000

PRESS RELEASE

FOR IMMEDIATE RELEASE:

CONTACT:  GEORGE S. WILLS/RICHARD RABICOFF
                WILLS & ASSOCIATES, INC.

                410-539-4733

WAVERLY TO SEEK ACQUISITION PROPOSALS

BALTIMORE, MD -- NOVEMBER 5, 1997. Waverly, Inc., a leading international publisher in medicine and science, announced today that its Board of Directors has initiated a process to explore the sale of the Company. Waverly has retained Morgan Stanley & Co. Incorporated to assist it in seeking prospective buyers.

A critical element that the Board will consider in its evaluation of acquisition proposals will be the commitment of potential acquirers to the Company's employees and to maintaining a substantial operating presence in the city of Baltimore.

"Waverly's Board of Directors believes that now is an appropriate time for such a sale," said William M. Passano, Jr., Chairman. "We have consistently had strong financial performance and are building a significant international presence. As the trend toward consolidation in the publishing industry continues, we have concluded that the best way to grow and compete successfully is to have substantial resources on a global scale. Acquisition by a larger, well-managed company will enable Waverly to maximize its potential and better serve our customers worldwide. We believe that this strategy will greatly benefit our shareholders and employees alike."

It is currently contemplated that a final decision with respect to any sale transaction will be made in early 1998.

Waverly's common stock is traded on NASDAQ under the symbol WAVR.


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PAGE NO. 29
WAVERLY, INC.

Founded in 1890, Waverly also has offices in Philadelphia, Dallas, Europe, the Far East and South America and employs over 600 people worldwide. The Company's products - books, periodicals, and electronic media in the fields of medicine, allied health and related disciplines - reach customers throughout the world.